Exhibit 3.02

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                ISECURETRAC CORP.

David G. Vana hereby certifies that:

(1) He is Chief Financial Officer and Secretary of ISECURETRAC CORP., a Delaware corporation.

(2) A resolution was proposed at a meeting of the Corporation's Board of Directors held on April 29, 2004 that the first paragraph of Article 4 of the Restated Certificate of Incorporation of this Corporation, as heretofore amended, be amended to read in its entirety as follows:

         The total number of shares of stock which the corporation shall have authority to issue is 151,000,000 consisting of 150,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

(3) This proposed amendment to the Certificate of Incorporation was duly adopted by the Board of Directors of this Corporation on April 29, 2004 and ordered to be submitted to the Corporation's stockholders for consideration thereof, all in accordance with Section 242 of the General Corporation Law of the State of Delaware.

(4) At a duly convened annual meeting of the Corporation's stockholders held on June 4, 2004, this proposed amendment to the Certificate of Incorporation was approved by the affirmative vote of the holders of a majority of all the outstanding stock entitled to vote thereon, and the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, all in accordance with Sections 242, 222 and 211 of the General Corporation Law of the State of Delaware.

(5) The capital of the Corporation shall not be reduced under or by reason of the foregoing amendment.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation of iSecureTrac Corp. on this 24th day of June 2004.

                                             /s/  David G. Vana
                                             -----------------------------------
                                             David G. Vana
                                             Secretary


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